EXHIBIT 99.1

Brooke Corporation Expands Executive Ranks

OVERLAND PARK, Kan., Sept. 14 /PRNewswire-FirstCall/ — Robert D. Orr, chairman and founder of Brooke Corporation (Nasdaq: BXXX) announced the appointment of Keith Bouchey as director, president and CEO of Brooke Corporation effective Oct. 1, 2007. Bouchey replaces Anita Larson, who will now focus full time on her responsibilities as an executive of Brooke Credit Corporation (OTC Bulletin Board: BRCR), Brooke Corporation’s finance company subsidiary.

As a result of the recent merger of Brooke Credit Corporation into Oakmont Acquisition Corp., Brooke Credit Corporation is supervised by a separate board of directors representing the interests of Brooke Corporation and all other Brooke Credit Corporation shareholders. As such, Brooke Credit Corporation’s chief executive officer reports to Brooke Credit Corporation’s board of directors, of which Larson is chairman.

Bouchey will assume the Brooke Corporation corporate duties previously performed by Larson, including investor relations, regulatory filings and other such holding company activities. In addition to assumption of Larson’s corporate duties, Bouchey will also assume responsibility for Brooke Corporation’s bank operations. Another result of Brooke Credit Corporation’s merger into Oakmont Acquisition Corp. and Brooke Franchise Corporation’s proposed merger into Brooke Capital Corporation (Amex: BCP) is that Brooke Corporation’s activities are limited to holding company activities and bank operations. Accordingly, Bouchey’s public company and banking experience makes him well qualified for this position.

“As the result of Anita’s increased executive responsibilities with Brooke Credit Corporation, she has been burning the candle at both ends by also continuing to manage Brooke Corporation’s corporate activities,” Orr said. “Keith is a director of Brooke Credit Corporation and Brooke Capital Corporation, so he knows our organization very well and is a natural to take over Anita’s corporate responsibilities. I look forward to working with Keith.”

Orr added, “I am excited about the future of agent banking. Earlier this week we signed an agreement to acquire approximately 45 bank agent locations. The addition of Keith to our executive ranks provides additional banking expertise to help manage the growth of Brooke locations through agent banking.”

A consequence of the conversion of Brooke Corporation private company subsidiaries into public company subsidiaries is that executives who previously reported to Orr now report to their respective public company boards of directors, making the selection of directors an important task. Orr noted, “Keith’s connections will be a great help to me in recruiting new independent directors and evaluating existing directors for Brooke Credit Corporation and Brooke Capital Corporation, our public company subsidiaries.”

Bouchey most recently served as director, senior executive vice president and chief financial officer of First Community Bancshares, Inc. in Overland Park, Kan., and its wholly-owned subsidiary bank, First Community Bank of Lee’s Summit, Mo. He is also a director, officer and shareholder of Holyrood Bancshares, Inc. in Holyrood, Kan., and director and shareholder of UBT Banchares Inc. in Marysville, Kan. Bouchey served five years as the executive financial officer of Gold Banc Corporation Inc. of Leawood, Kan. Additionally, Bouchey served for 17 years as the managing director of the regulatory services practice at GRA, Thompson, White and Co., a regional bank accounting and consulting firm, and was with the Federal Reserve Bank of Kansas City for five years. Mr. Bouchey is a native of Kansas, and received his bachelor’s degree in corporate finance from Kansas State University.

Orr also announced the employment of Carl Baranowski as senior counsel for Brooke Corporation effective Sept. 17, 2007. Baranowski previously served as counsel for Jabil Circuit Inc., a leading electronic manufacturing and design services provider with 75,000 employees. He has also served as general counsel of Honeywell Advanced Circuits Inc. and senior counsel of Gateway Inc. with responsibility for corporate/securities, finance and international operations. Baranowski holds two bachelor’s degrees and a master’s degree from the Massachusetts Institute of Technology. Baranowski earned his law and MBA degrees from Stanford University. Baranowski is co-author of “Representing High-Tech Companies”, a Phi Beta Kappa and was editor of the Stanford Journal of International Law.

About Brooke Corporation ... Brooke Corporation is a holding company listed on the Nasdaq Global Market under the symbol “BXXX”. Brooke Corporation owns 100 percent of Brooke Brokerage Corporation, a banking organization with a federally chartered thrift institution that operates an “agent bank”. Brooke Corporation owns 62 percent of Brooke Credit Corporation (OTCBB:BRCR), a finance company specializing in insurance related lending. Brooke Corporation currently owns 58 percent of Brooke Capital Corporation (AMEX:BCP), an insurance organization with a life insurance company and, subject to closing of a merger with Brooke Franchise Corporation, a non standard auto insurance company and an insurance agency franchisor.

Contact ... Robert Orr, Brooke Corporation, (800) 747-4237 ext. 118, sherisa.wood@brookeagent.com

E-mail Distribution ... To receive electronic press alerts, visit the Brooke Corporation Media Room at http://brookecorp.mediaroom.com and subscribe to our e-mail alerts online through the Get the News link.

This press release contains forward-looking statements. All forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: the uncertainty that the Company will achieve its short-term and long-term profitability and growth goals, uncertainties associated with market acceptance of and demand for the Company’s products and services, the impact of competitive products and pricing, the dependence on third-party suppliers and their pricing, the ability to meet product demand, the availability of funding sources, the exposure to market risks, uncertainties associated with the development of technology, changes in the law and in economic, political and regulatory environments, changes in management, the dependence on intellectual property rights, the effectiveness of internal controls, and risks and factors described from time to time in reports and registration statements filed by Brooke Corporation with the Securities and Exchange Commission. A more complete description of Brooke’s business is provided in Brooke Corporation’s most recent annual, quarterly and current reports, which are available from Brooke Corporation without charge or at http://www.sec.gov.

SOURCE Brooke Corporation

CONTACT: Robert Orr of Brooke Corporation, 1-800-747-4237, ext. 118,

sherisa.wood@brookeagent.com/

/Web site: http://www.brookecorp.com/

(BXXX BRCR BCP)

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